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                                                                    Exhibit 10.4





                                                  January 21, 1998
H. John Greeniaus



Dear John:

This letter agreement (the "Agreement") by and among RJR Nabisco Holdings Corp., RJR Nabisco, Inc. (collectively, "RJR Nabisco"), Nabisco Holdings Corp., Nabisco, Inc. (collectively, "Nabisco"), (RJR Nabisco and Nabisco are collectively referred herein as the "Company"), their successors, affiliates and/or assigns, and you, describes the termination of your employment relationship with the Company, and the Company's obligations to you under your Amended and Restated Employment Agreement dated December 14, 1995, with the Company (the "Employment Agreement"). Except as otherwise defined herein, capitalized terms herein shall be defined as in the Employment Agreement.

1.   a)   Effective January 1, 1998, you will cease to be actively employed by the Company and you will no longer serve as Chairman, President and Chief Executive Officer of Nabisco.

     b) In accordance with the letter provided by your doctor on November 3, 1997, and subject to the provisions of this Agreement, the Company and you agree that your termination of employment is a result of your disability.

2. The Company will make a lump-sum payment to you in January 1998, in satisfaction of the Company's obligation with respect to your unused and accrued vacation days. No further vacation will accrue after December 31, 1997.

3. You will receive benefits under the Company's short-term disability plan (the "STD Plan") from January 1, 1998 until June 30, 1998. STD Plan payments to you will be equal to 100% of your base salary as in effect on December 31, 1997 (your "Base Salary") for the first 22 weeks of short-term disability and two-thirds of your Base Salary thereafter. Except as otherwise provided in this Agreement, you will continue to participate in the Company's employee benefit programs as an active employee in accordance with the terms of the short-term disability program.



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4.   You will receive benefits under the Company's long-term disability plan
     (the "LTD Plan") from July 1, 1998 until December 31, 2000 (your "Retirement Date"). Payments to you under the LTD Plan will be equal to 60% of your Base Salary.

     Except as otherwise provided in this Agreement, you will continue to participate in the Company's employee benefit programs as an active employee until December 31, 2000 and you will be retired on January 1, 2001.

5.   a)   Provided you make any required employee contributions in a timely manner, full coverage (or equivalent coverage to that provided) in the SELECT Omnibus Welfare Benefit and Insurance Plans as well as the Executive Medical Plan (the "Welfare Plans") will continue in accordance with the terms of the Welfare Plans, until the end of the month in which your Retirement Date occurs. You will be required to re-enroll each year in the same manner as active employees. Should you become employed by an employer not affiliated with the Company, health and dental care coverage provided by your new employer will be coordinated with health and dental care benefits under the Welfare Plans.

     b) If, on and after your Retirement Date, the Company provides retiree medical, dental and life insurance coverage for its retirees, you shall be eligible for such coverage at the Company and retiree contribution rate for a retiree with your years of service as of your Retirement Date. New Welfare Plans which replace or supersede current programs will apply to you unless the Company chooses to continue the current program for you.

6. You are fully vested in your account under the RJR Nabisco Capital Investment Plan ("CIP"). During your period of short-term disability, you may continue to make contributions to your CIP account. After June 30, 1998, you may not contribute to your CIP account and you will not accrue any benefits under the deferred contribution portion of SUPP or ABP (each as defined in Section 8(a)).

7. You are fully vested in the tax-qualified Retirement Plan for Employees of RJR Nabisco, Inc., (the "PEP"). You will receive credited service until June 30, 2000 under the PEP.

8.   a)   Pursuant to Section 5 of the Employment Agreement, you participate in
          (i) the RJR Nabisco, Inc. Supplemental Executive Retirement Plan ("SERP"), (ii) the RJR Nabisco, Inc. Supplemental Benefits Plan ("SUPP") and (iii) the RJR Nabisco, Inc. Additional Benefits Plan ("ABP") (collectively, the "Plans"). Annuities have been purchased for


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          your benefit and are held in the Excess Benefit Master Trust dated
          February 5, 1988, as amended through January 27, 1989 (the "Secular Trust"), representing the after-tax cash lump sum value of your accrued benefit as of December 31, 1994 under the SERP, SUPP and ABP. The annuities are to be delivered on your Retirement Date subject to the terms of Section 5 of the Employment Agreement.

     b) The Company agrees to contribute such funds to the Secular Trust in 1998 as shall be necessary to fully fund additional supplemental pension accruals under the Plans for the period January 1, 1995 until your Retirement Date (the "Supplemental Accruals"), subject to the execution by you of acknowledgment waivers requested by the Company. The amount to be funded in 1998 will be the discounted present value of the Supplemental Accruals using factors reflecting the interest rate to be credited under annuities purchased in 1998 to fund the Supplemental Accruals. The funds will be delivered on an after-tax basis based on tax rates applicable to you at the time of funding.

     c) The Company agrees that you will continue to accrue credited service under the Plans until your Retirement Date. The Company agrees to consent to your retirement on December 31, 2000 and to authorize payment of your benefits under the Plans as of January 1, 2001.

9. In addition to annuities purchased for retirement benefits as referred to in Section 8(a), in 1989, an annuity was purchased for you from Pacific Mutual Life Insurance Company representing the value of compensation continuance payments calculated at that time. The annuity was placed in the Secular Trust, to be paid to you following your termination of employment. The Company agrees to cause the annuity to be paid to you in a single lump-sum as soon as practicable in 1998. This payment will not affect the amount of, or entitlement to, any other benefits contemplated in this Agreement.

10. The Company will continue to provide you with $3,000,000 of life insurance as provided in Section 4.4 of the Employment Agreement. The premium on this policy shall continue to be paid by the Company on a taxed grossed-up basis as provided in Section 4.4 of the Employment Agreement.

11.  a)   Except as indicated below, you will continue to receive the benefits of the Flexible Perquisite Program until your Retirement Date. Your perquisite allowances for calendar years 1998, 1999 and 2000 shall be as follows, less applicable withholding taxes:


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                              1998      $54,750
                              1999      $54,750
                              2000      $54,750

     b) Current car lease arrangements provided by the Company will continue until your Retirement Date. No new car or lease will be provided, but you shall have the right to buy the car currently leased for you by the Company on your Retirement Date for its then "blue book" wholesale value.

12. Your 1997 annual performance unit award will be paid to you in 1998, in accordance with the terms of your grant dated February 26, 1997.

13. Prior to February 15, 1998, you are expected to submit Expense Reports for all outstanding travel, entertainment and other business expenses cash advances. In addition, prior to your Retirement Date you must return all Company equipment such as personal computers and mobile telephones.

14. Because your termination of employment is due to disability, all outstanding stock options granted to you under the Nabisco Holdings Corp. 1994 Long-Term Incentive Plan (the "Nabisco LTIP") and under the RJR Nabisco Holdings Corp., 1990 Long-Term Incentive Plan (the "RN LTIP") will be fully vested on January 1, 1998, in accordance with Section 3(a) of the agreements evidencing such grants. All other provisions of the stock option agreements, including provisions governing the exercise of your stock options, remain in effect.

15.  a)   Your have outstanding indebtedness to Nabisco Holdings Corp. under secured Promisory Notes as follows:

                                     INITIAL    INDEBTEDNESS     NHC STOCK
                DATE              INDEBTEDNESS   ON 1/1/98    HELD AS SECURITY
                ----              ------------  ------------  ----------------

          February 26, 1996          $348,750    $389,023.52       10,000
          February 28, 1996          $341,250    $380,534.40       10,000
          March 11, 1996             $692,500    $770,464.41       20,000
                                   ----------  -------------       ------
          Total                    $1,382,500  $1,540,022.33       40,000

          The indebtedness becomes due and payable on your Retirement Date and, at your election, may be satisfied by either (i) a cash payment by you to Nabisco Holdings Corp. or (ii) the sale of collateralized stock and use of the proceeds to repay the indebtedness. If, and to the extent that, the


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          indebtedness exceeds the sale proceeds you will be responsible to repay the remaining indebtedness in accordance with the terms of the appropriate Promissory Notes.

     b) You have outstanding indebtedness to RJR Nabisco Holdings Corp. under a secured promisory note dated April 15, 1991. As of January 1, 1998, the outstanding indebtedness is $1,176,584.38, which is secured by 36,000 shares of RJR Nabisco Holdings Corp. common stock. The indebtedness becomes due and payable on your Retirement Date and, at your election, may be satisfied by either (i) a cash payment by you to RJR Nabisco Holdings Corp. or (ii) the sale of collateralized stock and use of the proceeds to repay the indebtedness. If, and to the extent that, the indebtedness exceeds the sale proceeds you will be responsible to repay the remaining indebtedness in accordance with the terms of the appropriate Promissory Notes. You understand and agree that RJR Nabisco Holdings Corp. has no further obligation to you under your Executive Equity Program agreement dated July 1, 1993, as modified on July 11, 1995..

16.  a)   You agree that until your Retirement Date you will provide consulting services on a reasonable basis (i) to help in the transition to your successor and (ii) with respect to any other matters concerning the Company (past or present) about which you are knowledgeable, subject to appropriate notice and reimbursement of all travel and other expenses. Nothing in this Section 16(a) will require you to take any action which you reasonably believe may be injurious to your disability.

     b) You acknowledge that as of January 1, 1998, your active employment with the Company will end irrevocably and will not be resumed again at any time in the future, except upon mutual agreement of the parties hereto.

17. In the event of your death prior to your Retirement Date: (i) benefits under the STD Plan and the LTD Plan shall cease; (ii) continued spousal coverage is available under the Welfare Plans and retiree welfare plans in accordance with the terms of the plans; (iii) your CIP account may be distributed to your designated beneficiary under CIP; (iv) your retirement plan benefits (including SERP) may be distributed to your designated beneficiary based on the form of payment that you elect; (v) your benefits under the Perquisite Program (including your entitlement to a company car) will cease; (vi) outstanding stock option grants will remain in effect and may be exercised in accordance with the


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     appropriate stock option agreements; and (vii) outstanding indebtedness will become due and payable.

18.  a)   Your will not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any Confidential Information pertaining to the business of the Company except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. For purposes of this Section Agreement, "Confidential Information" means non-public information concerning the Company's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which you know have become publicly available through a breach of fiduciary duty or any confidentiality agreement). In accordance with normal ethical and professional standards, you agree to refrain from taking actions or making statements, written or oral, which defame or denigrate the goodwill or reputation of the Company, their properties, products, directors, officers, executives and employees or which constitute willful conduct under circumstances where it is reasonable for you to anticipate or to expect that the natural consequences of such conduct will be to affect adversely the morale of other employees.

     b) Subject to the final sentence of this paragraph (b), during the period ending on your Retirement Date, you agree that (1) you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company, (2) you will promptly notify the Company if you receive any requests from anyone other than an employee or agent of the Company for information regarding the Company or if you become aware of any potential claim or proposed litigation against the Company, (3) you will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company's written permission or being required to provide information pursuant to legal process, (4) if required by law to provide sworn testimony regarding any Company-related matter, you will consult with and have Company designated legal counsel present for such testimony,
          (5) the Company will be responsible for the costs of such designated counsel and you will bear no cost for same, (6) you will confine


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          his testimony to items about which you have knowledge rather than speculation, unless otherwise directed by legal process and (7) you will cooperate with the Company's attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence. Nothing in the foregoing clauses 2-7 is intended to apply to governmental or judicial investigations; provided, however, the Company will reimburse you for legal expenses if you are compelled to appear in a governmental judicial investigation. Nothing in this Section 18(b) will require you to take any action which you reasonably believe may be injurious to your disability.

     c) You agree that until your Retirement Date, you will not, without the written approval of the Chairman of Nabisco (and the Chairman of any majority shareholder of Nabisco), accept employment or act as a director, consultant or advisor to, or with, any other company conducting a business which is substantially competitive with a business conducted by the Company or any affiliate. You also agree that until your Retirement Date you will not solicit or encourage any incumbent employee of the Company or an affiliate to leave the employ of the Company or an affiliate and will ask written approval from the Chairman of Nabisco (and the Chairman of any majority shareholder of Nabisco) to discuss employment offers with incumbent employee of the Company or an affiliate.

     d) In the event that the Company determines that you materially violate the terms and conditions of Sections 18(a),(b) or (c) above, the Company may, at its election upon ten (10) days notice, take such action as it deems appropriate, including terminating the disability period, discontinuing cash compensation payments and employee benefits coverage, canceling any outstanding stock options or other Long Term Incentive Plan awards and recovering amounts previously paid to, or gain realized by, you. The Company may also initiate any form of legal action it may deem appropriate seeking damages or injunctive relief with respect to any material violations of Sections 18(a),(b) or (c) above.

19. IN CONSIDERATION OF THE COMPENSATION AND BENEFITS SET FORTH IN THIS AGREEMENT AND EXCEPT FOR THE COMPANY'S OBLIGATIONS HEREUNDER YOU VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASE AND FOREVER DISCHARGE THE COMPANY, ITS PARENTS, SUBSIDIARIES AND AFFILIATES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, AND EACH OF THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM ANY


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     AND ALL CHARGES, COMPLAINTS, CLAIMS, PROMISES, AGREEMENTS, CONTROVERSIES,
     CAUSES OF ACTION AND DEMANDS OF ANY NATURE WHATSOEVER WHICH AGAINST THEM YOU OR YOUR EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE OR HEREAFTER CAN, SHALL OR MAY HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER ARISING TO THE EFFECTIVE DATE OF THIS AGREEMENT. YOU FURTHER AGREE THAT, EXCEPT IN CONNECTION WITH THE ENFORCEMENT OF YOUR RIGHTS HEREUNDER, YOU WILL NOT SEEK OR BE ENTITLED TO ANY AWARD OF EQUITABLE OR MONETARY RELIEF IN ANY PROCEEDING OF ANY NATURE BROUGHT ON YOUR BEHALF ARISING OUT OF ANY OF THE MATTERS RELEASED BY THIS PARAGRAPH. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, ANY RIGHTS OR CLAIMS RELATING IN ANY WAY TO YOUR EMPLOYMENT RELATIONSHIP WITH THE COMPANY, OR THE TERMINATION THEREOF, OR UNDER ANY STATUTE, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, OR ANY OTHER FEDERAL, STATE OR LOCAL LAW.

20. The Company advises you that you may wish to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the release in paragraph 19, with an attorney of your choice should you so desire. You also understand and agree that you are under no obligation to consent to the release set forth in paragraph 19 and that you have entered into this Agreement freely, knowingly and voluntarily.

21. This Agreement contains our entire understanding with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants, representations or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein.

22. You hereby acknowledge that you have consulted with, and relied on your own advisors with respect to the amounts of the payments the Company will make pursuant hereto or has heretofore made to you, and you further acknowledge that in signing this Agreement you are not relying on any statements or representations made by the Company or its agents concerning the calculation of such amounts.


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23.  You have at least twenty-one (21) days to consider the terms of this
     Agreement, although you may sign and return it sooner if you wish. This Agreement may be revoked by you for a period of seven (7) consecutive calendar days after you have signed and dated it, and after such seven (7) days, it becomes final ("Effective Date").

Please indicate your acceptance of the terms of this Agreement by signing this letter and the attached duplicate and returning one signed original to me.

                              Sincerely,

                              RJR NABISCO HOLDINGS CORP.
                              RJR NABISCO, INC.


                              By:
                                 -------------------------------
                                      Steven F. Goldstone
                              Chairman & Chief Executive Officer


                              NABISCO HOLDINGS CORP.
                              NABISCO, INC.



                              By:
                                 -------------------------------
                                      Steven F. Goldstone
                                          Chairman

Understood and Agreed:


------------------------------
H. John Greeniaus


Date:
     -------------------------







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